EXHIBIT 10 (pppp)

THIRD AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT, dated as of November 12, 2004 (this “Amendment”), is entered into by and between ACCESS WORLDWIDE COMMUNICATIONS, INC., a Delaware corporation, ASH CREEK, INC., a Delaware corporation, AWWC NEW JERSEY HOLDINGS, INC., a Delaware corporation, TELEMANAGEMENT SERVICES, INC., a Delaware corporation, TLM HOLDINGS CORP., a Delaware corporation, (individually and collectively, the “Borrower”), and CAPITALSOURCE FINANCE, LLC, a Delaware limited liability company (the “Lender”). Capitalized terms used and not otherwise defined herein are used as defined in the Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Revolving Credit, Term Loan and Security Agreement dated as of June 10, 2003, as amended by that certain First Amendment to Revolving Credit, Term Loan and Security Agreement dated as of August 11, 2003, and that Second Amendment to Revolving Credit, Term Loan and Security Agreement dated November 13, 2003 (as so amended and as amended, supplemented, or otherwise modified from time to time, the “Agreement”); and

WHEREAS, Borrower has requested Lender to revise certain financial covenant set forth in the Agreement and Lender has agreed to do so in accordance with the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the receipt and sufficiency are hereby, acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments.

(a) Section 2.1(a) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 2.1(a):

Subject to the provisions of this Agreement, Lender shall make Advances to Borrower under the Revolving Facility from time to time during the Term, provided that notwithstanding any other provision of this Agreement, the aggregate amount of al Advances at any one time outstanding under the Revolving Facility shall not exceed either of (a) the Facility Cap (less the outstanding balance of the Term Loan), and (b) the Availability. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is availability within the Borrowing Base for Advances shall be made by Lender in its Permitted Discretion and is final and binding upon Borrower. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $1,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of the sum of (a) eighty-five percent (85%) of the Borrowing Base of Eligible Billed Receivables and Eligible Unbilled Receivables, plus

(b) twenty-five percent (25%) of the Borrowing Base of Eligible Pre-Billed Receivables, minus, if applicable, amounts reserved pursuant to this Agreement (such calculated amount being referred to herein as the “Availability”); provided that the advance rate for Eligible Unbilled Receivable shall be reduced to 50% if Borrower has not consummated a Subordinate Debt Financing in the aggregate principal amount of $1,000,000 by December 31, 2004. Advances under the Revolving Facility automatically shall be made for the payment of interest on the Revolving Note and other Obligations on the date when due to the extent available and as provided for herein.

(b) Section VIII(i) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section VIII(i):

(i) (i) any Change of Control occurs or any agreement or commitment to cause or that may result in any such Change of Control is entered into, or (ii) any Borrower or Guarantor ceases any portion of its business operations as currently conducted (excluding any changes in location or premises of leased facilities);

(c) Annex I of the Agreement is hereby amended by deleting it in its entirety and replacing it with Annex I attached hereto.

(d) Appendix A is hereby amended by adding the following definition in alphabetical order:

“Subordinated Debt Financing” shall mean, individually and collectively, any and all subordinated debt financings offered by Access and permitted by Lender which shall be described on Schedule 7.2 (as updated by Borrower from time to time) and which are subordinated to the Obligations in accordance with a Subordination Agreement satisfactory to Lender.

(e) Appendix A is hereby amended by deleting the definitions of “Eligible Unbilled Receivables,” Minimum Termination Fee” and “Term” in their entirety and replacing them with the following definitions, respectively:

“Eligible Unbilled Receivables” shall mean each Account (other than Eligible Billed Accounts and Eligible Pre-Billed Accounts) arising in the ordinary course of Borrower’s business from the rendering of services by the Borrower’s AM Medica division that relate to amounts earned by the Borrower for organizing strategic medical educational meetings and which relate to meetings that have occurred which Lender, in its sole discretion, deems an Eligible Unbilled Receivable and that otherwise would satisfy the criteria for Eligible Billed Receivables but for the fact that an invoice has not been rendered to the Account Debtor; provided that no Eligible Unbilled Receivable may remain unpaid or unbilled longer than 60 (as in original agreement) calendar days after the applicable services were rendered.

“Minimum Termination Fee” shall mean the amount equal to 5% of the facility Cap if the date of notice of such termination is on or prior to June 10, 2009.

“Term” shall mean the period commencing on the date set forth on the first page hereof and ending on June 10, 2009.

SECTION 2. Conditions to Effectiveness. This Amendment shall be effective on the date upon which the following conditions precedent are satisfied:

(a) Borrower shall have delivered to Lender an executed original copy of this Amendment, and each other agreement, document or instrument reasonably requested by the Lender in connection with this Amendment, each in form and substance reasonably satisfactory to Lender.

(b) Lender shall have received the executed Amended and Restated Guaranty, dated as of the date hereof, made by Shawkat Raslan in favor of Lender.

( c) Lender shall have received all fees, charges and expenses payable to Lender as required by this Amendment and in connection with this Amendment and the documentation related hereto, including, but not limited to, (i) a fee in the amount of $15.000 in consideration of this Amendment, (ii) a fee in the amount of $10,000 in consideration of the amendment to Section VIII(i) of the Agreement (the “MAC Waiver Fee”‘), and (iii) legal fees and out-of-pocket costs (including in-house counsel fees and expenses); provided that Lender agrees to refund the MAC Waiver Fee to Borrower if Borrower’s accountants do not reclassify the Obligations as long term obligations from short term obligations upon execution of this Amendment; provided further that Borrower and Lender agree that if Lender refunds the MAC Waiver Fee in accordance herewith, then Section VIII(i) be amended again to reverse back to the language contained in that Section immediately prior to this Amendment.

SECTION 3. Miscellaneous.

(a) Borrower represents and warrants that after giving effect to this Amendment and the transactions contemplated hereby, all of the representations and warranties set forth in Article V of the Agreement are true and correct in all material respects and no Default or Event of Default has occurred and is continuing as of the date hereof.

(b) Except as expressly provided herein, the Agreement shall continue in full force and effect, and the unamended terms and conditions of the Agreement are expressly incorporated herein and ratified and confirmed in all respects. This Amendment is not intended to be or to create, nor shall it be construed as a novation or an accord and satisfaction. From and after the date hereof, references to the Amendment shall be references to the Agreement as amended hereby. This Amendment shall be deemed a Loan Document as such term is defined and used in the Agreement.

(c) This Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. Neither this Amendment nor any provision hereof may be changed, waived, discharged, modified or terminated orally but only by an instrument in writing signed by the parties required to be a party thereto pursuant to the Agreement.

(d) This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AGREEMENT .

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Third Amendment to Revolving Credit, Term Loan and Security Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	ACCESS WORLDWIDE COMMUNICATIONS, INC.

By:
Georges André, Senior Vice President

ASH CREEK, INC.

By:
Georges André, Vice President

AWWC NEW JERSEY HOLDINGS, INC.

By:
Georges André, Senior Vice President

TELEMANAGEMENT SERVICES, INC.

By:
Georges André, Senior Vice President

TLM HOLDINGS, INC.

By:
Georges André, Senior Vice President

ANNEX I

FINANCIAL COVENANTS

1) Minimum EBITDA

Borrower shall not permit its EBITDA for the Test Period to be less than the following amounts for the months indicated:

September 2004	$(210,000)
October 2004	$(333,000)
November 2004	$(391,000)
December 2004	$(112,000)
January 2005	$(1,000)
February 2005	$121,000
March 2005	$156,000
April 2005	$308,000
May 2005	$386,000
June 2005	$633,000
July 2005	$602,000
August 2005	$542,000
September 2005	$410,000
October 2005	$455,000
November 2005	$628,000
December 2005	$702,000
January 2006	$908,000
February 2006	$994,000
March 2006	$1,050,000
April 2006	$1,050,000
May 2006	$1,050,000
June 2006 and thereafter:	$1,050,000

2) Fixed Coverage Ratio (EBITDA/Fixed Charges)

September 2004 through March 31, 2005:	Waived
April 2005**	1.0
May 2005 and thereafter:	1.0

**	The Test Period for this calculation shall commence on March 1, 2005 and end on April 30, 2005.

3) Cash Velocity

Waived.

4) Minimum Liquidity and Working Capital

At all times until Borrower has consummated a Subordinated Debt Financing in the aggregate principal amount of $1,000,000, Borrower shall have such an amount of Available Cash on hand which is greater than or equal to the then outstanding principal balance of the Overadvance Loan as of any date of determination, which lender shall create a reserve for under the Borrowing Base. As a point of reference, the principal amount of the Overadvance Loan as of November 12, 2004 is $400.000.

For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

“Available Cash” shall mean, for and on any date, the sum without duplication of the following for Borrower: (a) unrestricted cash on hand on such date, (b) Cash Equivalents held on such date, and (c) the unborrowed Availability on and as of such date.

“Cash Equivalents” shall mean ( a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service. Inc. (“Moody’s”) is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in c1auses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in c1ause (a) above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long tem unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially an of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“EBITDA” shall mean, for any Test Period, the sum, without duplication, of the fol1owing for Borrower, on a consolidated basis: Net Income determined in accordance with GAAP, plus (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued. (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP, minus (a) gains from any sale of assets, other than sales in the ordinary course of business and (b) other extraordinary or non-recurring gains.

“Fixed Charge Ratio” shall mean, for Borrower collectively on a consolidated basis, the ratio of (a) EBITDA for the Test Period, to (b ) Fixed Charges for the Test period.

“Fixed Charges” shall mean, the sum of the following: (a) Total Debt Service, excluding $150,000 attributable to payment of the Additional Participation Fee pursuant to Section 3.8 hereof. (b) Capital Expenditures, (c) income taxes paid in cash or accrued, and (d) dividends paid or accrued or declared.

“Interest Expense” shall mean, for any Test Period, total interest expense (including attributable to Capital Leases in accordance with GAAP) fees with respect to all outstanding indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Interest Rate Agreement” shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

“Net Income” shall mean, the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than any Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower. (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment. decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower of any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net income.

“Test Period” shall mean the three most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

“Total Debt” shall mean, at any date of determination, for Borrower individually and collectively on a consolidated and consolidating basis, the total Indebtedness on such date less cash and Cash Equivalents held on such date.

“Tota1 Debt Service” shall mean the Sum of (i) scheduled or other required payments of principal on Indebtedness, and (ii) Interest Expense, in each case for such period.